Exhibit 10.2

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLUMBIA

)
UNITED STATES OF AMERICA,	)
)
Plaintiff,	)
)
v.	)	CASE NO.
)
STANDARD PARKING CORPORATION,	)	JUDGE:
KCPC HOLDINGS, INC., and	)
CENTRAL PARKING CORPORATION,	)	FILED:
)
Defendants.	)
)

PROPOSED FINAL JUDGMENT

WHEREAS, Plaintiff, United States of America, filed its Complaint on September 26, 2012, the United States and Defendants Standard Parking Corporation (“Standard”) and KCPC Holdings, Inc., and Central Parking Corporation, a wholly owned subsidiary of KCPC Holdings, Inc. (both together and separately, “Central”), by their respective attorneys, having consented to the entry of this Final Judgment without trial or adjudication of any issue of fact or law, and without this Final Judgment constituting any evidence against or an admission by any party regarding any issue of law or fact;

AND WHEREAS, Defendants agree to be bound by the provisions of this Final Judgment pending its approval by the Court;

AND WHEREAS, the essence of this Final Judgment is the prompt and certain divestiture of parking facilities, including agreements concerning the operation of such facilities, by the Defendants to ensure that competition is not substantially lessened;

AND WHEREAS, the United States requires Defendants to make certain divestitures for the purpose of remedying the loss of competition alleged in the Complaint;

AND WHEREAS, Defendants have represented to the United States that the divestitures required below can and will be made and that Defendants will later raise no claims of hardship or difficulty as grounds for asking the Court to modify any of the divestiture provisions contained below;

NOW, THEREFORE, before any testimony is taken, without trial or adjudication of any issue of fact or law, and upon consent of the parties, it is ORDERED, ADJUDGED, AND DECREED:

I. JURISDICTION

This Court has jurisdiction over the subject matter of and each of the parties to this action. The Complaint states a claim upon which relief may be granted against Defendants under Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18.

II. DEFINITIONS

As used in this Final Judgment:

A.       “Acquirer” or “Acquirers” mean the entity or entities to whom the Defendants divest the Parking Facilities, or who succeed to the Defendants’ interests in any Parking Facility Agreement that is transferred pursuant to this Final Judgment.

B.       “Standard” means Defendant Standard Parking Corporation, a Delaware corporation, with its headquarters in Chicago, Illinois, and includes its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships, joint ventures, directors, officers, managers, agents, and employees.

C.       “Central” means Defendant KCPC Holdings, Inc., a Delaware corporation, with its headquarters in Mt. Kisco, New York, together with its wholly owned subsidiary, Defendant Central Parking Corporation, a Tennessee corporation with its headquarters in Nashville, Tennessee, and includes their successors and assigns, and their subsidiaries, divisions, groups, affiliates, partnerships, joint ventures, directors, officers, managers, agents, and employees.

D.       “Parking Facility Agreements” means all agreements, whether leases, management agreements or otherwise, related to the operation or management of off-street parking facilities as listed in Schedule A below, between or among the Defendants and the owners or agents of the owners of the properties listed in Schedule A.

E.        “Parking Facilities” means all Defendants’ interests in the properties listed in Schedule A, including the Parking Facility Agreements for those properties, and all tangible and intangible assets used by Defendants primarily in connection with those properties, including, but not limited to: employment, customer or other contracts; equipment and other property; the customer lists, business accounts and records, and market research data for the individual Parking Facilities; manuals and instructions provided to employees; and other physical assets, associated with the properties; but not assets, such as centralized systems software, that are located outside the Parking Facilities and do not relate primarily to the properties listed on Schedule A.

F.        “Divest” or “Divestiture” means the transfer, sale or assignment of Parking Facilities.

III. APPLICABILITY

A.       This Final Judgment applies to the Defendants and all other persons in active concert or participation with any of them who receive actual notice of this Final Judgment by personal service or otherwise.

B.       If, prior to complying with Section IV, Section V, and Section VI of this Final Judgment, either Defendant sells all or substantially all its assets or lesser business units that include the Parking Facilities, it shall require the purchaser or purchasers, as a condition of the sale, to be bound by the provisions of this Final Judgment; however, Defendants need not obtain such an agreement from an Acquirer of the assets divested pursuant to this Final Judgment.

IV. DIVESTITURES

A.       Defendants are ordered and directed, within ninety (90) calendar days after the filing of the Complaint in this matter, or within five (5) days after notice of entry of the Final Judgment by the Court, whichever is later, to divest all their interests in the Parking Facilities in a manner consistent with this Final Judgment to an Acquirer or Acquirers acceptable to the

United States in its sole discretion. The requirement to divest to an Acquirer or Acquirers is subject to the qualifications specified in Paragraph IV.K below.

B.       In accomplishing the divestitures ordered by this Final Judgment, Defendants promptly shall make known, by usual and customary means, the availability of the Parking Facilities to be divested. Defendants shall inform any person making an inquiry that the divestiture is being made pursuant to this Final Judgment and provide such person with a copy of this Final Judgment. Defendants shall also offer to furnish to all prospective Acquirers, subject to customary confidentiality assurances, all information and documents in Defendants’ possession, custody or control relating to the Parking Facilities customarily provided in a due diligence process, except such information or documents subject to attorney-client privilege or work-product doctrine. Defendants shall make available such information to the United States at the same time that such information is made available to any other person.

C.       Defendants shall permit prospective Acquirers of the Parking Facilities to have reasonable access to personnel and to any and all environmental, zoning, building, and other permit documents and information, and to make inspection of the Parking Facilities and of any and all financial, operational, or other documents and information customarily provided as part of a due diligence process.

D.       Defendants shall use their best efforts to accomplish the divestitures ordered by this Final Judgment as expeditiously as possible. The United States, in its sole discretion, may agree to one or more extensions of the time period for divestiture outlined in Paragraph IV.A not to exceed ninety (90) calendar days in total, and shall inform the Court in such circumstances.

E.        Defendants shall provide the Acquirers and the United States information concerning the personnel involved in the operation of the Parking Facilities to enable the Acquirer to make offers of employment. Defendants shall not interfere with any negotiations by any Acquirer to employ any Standard or Central (or former Standard or Central) employee whose primary responsibility concerns any parking services business connected with the Parking Facilities. Defendants shall remove any impediments that may deter these employees from accepting such employment, including but not limited to, non-compete agreements. Defendants will not seek to enforce such non-compete agreements, nor will they seek to enforce any non-compete agreements against any employee whose responsibilities at a local or regional level include any Parking Facility and whose employment terminates within six (6) months after the date the transaction between the Defendants is completed.

F.        Defendants shall warrant to the Acquirer(s) that each Parking Facility will be operational on the date of divestiture.

G.       Defendants shall not take any action, direct or indirect, that will impede in any way the operation of the Parking Facilities, or take any action, direct or indirect, that would impede the divestiture of any Parking Facility.

H.       Defendants shall warrant to Acquirer(s) that they did not cause during the term of their operation or management of the Parking Facility any condition that would constitute a material defect in the environmental, zoning, or other permit pertaining to the operation of the Parking Facility, and that following the sale of the Parking Facility, Defendants will not undertake, directly or indirectly, any challenges to the environmental, zoning, or other permits relating to the operation of the Parking Facility.

I.                          Defendants may not enter into any agreement to acquire, lease or operate, nor may they in any other manner acquire an interest in ownership or management of, any Parking Facility for the term of this Final Judgment, except that after three (3) years from the date that a Parking Facility is divested, nothing in this Final Judgment would prevent Defendants from acquiring a Parking Facility Agreement directly from the owner of such Parking Facility or the owner’s agent through a process that does not involve a transaction with the operator of such Parking Facility.

J.                          Unless the United States otherwise consents in writing, and subject to the qualification specified in Paragraph IV.K, the divestitures pursuant to Section IV, or by the trustee appointed pursuant to Section VI, shall include all of the Defendants’ interests in the Parking Facilities, and be accomplished by divesting the Parking Facilities to an Acquirer or Acquirers in such a way as to satisfy the United States, in its sole discretion, that the Parking Facilities can and will be used by Acquirers as viable ongoing off-street parking services businesses, and the divestitures will remedy the harm alleged in the Complaint. The divestitures, whether pursuant to Section IV or Section VI of this Final Judgment, shall: (1) be made to an Acquirer or Acquirers that, in the United States’ sole judgment, has the intent and capability (including the necessary managerial, operational, and financial capability) of competing effectively with the defendants in providing off-street parking services; and (2) shall be accomplished so as to satisfy the United States, in its sole discretion, that none of the terms of any agreement between Acquirers and Defendants gives Defendants the ability to raise unreasonably the Acquirers’ costs, to lower the Acquirers’ efficiency, or otherwise to interfere in the ability of Acquirers to compete effectively.

K.                     As an alternative to divestiture to a specific Acquirer or Acquirers, Defendants may, if contractually permitted to do so, accomplish divestitures by either: 1) terminating Parking Facility Agreements; or 2) allowing those Agreements to expire without renewal. All such divestitures must be preceded by notice to the affected facilities owners, and/or other persons with whom Defendants are in contractual relationships to operate the Parking Facilities, not less than sixty (60) days before the divestiture, or, if longer, such notice as is required by the applicable Parking Facility Agreements. With respect to all such divestitures, Defendants must comply with Paragraphs D, E, F, G, H, and I of Section IV. Divestitures accomplished under this paragraph must be completed in the time frame set forth in Paragraph IV.A. In addition, Defendants must comply with Paragraphs IV.B and IV.C to the extent that Defendants must make available the specified documents and information to every prospective successor in operation of the Parking Facilities if so requested by the owners of those properties, or by the owner’s agents. At the time they give such notice, Defendants shall provide those owners and agents a copy of this Final Judgment, and inform them in writing of the applicable parts of Paragraphs IV.B and IV.C.

L.                       Within thirty (30) calendar days of the filing of the Complaint in this matter and every thirty (30) calendar days thereafter until the divestitures have been completed pursuant to Section IV or VI of this Final Judgment, Defendants shall deliver to the United States an affidavit as to the fact and manner of compliance with Sections IV, V, and VI of this Final Judgment. Each such affidavit shall describe in detail all efforts to accomplish the divestitures, including: 1) the name, address, and telephone number of each person who, during the preceding thirty (30) calendar days, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Parking Facilities; 2) a description of all communications with any such person during that period; and 3) a description of all other efforts Defendants have taken to solicit an Acquirer or Acquirers for any and all Parking Facilities, and to provide required information to prospective Acquirers, including the limitations, if any, on such information. Assuming that the information set forth in the affidavit is true and complete, any objection by the United States to information provided by Defendants, including limitations on information provided by Defendants, shall be made within fourteen (14) days of receipt of such affidavit.

M.                   Beginning with the second affidavit delivered to the United States on the sixtieth day from the filing of the Complaint, and thereafter in every subsequent affidavit, Defendants shall identify any Parking Facilities that Defendants anticipate they cannot practically divest within thirty (30) days of the submission of the affidavit, and the basis for that belief.

N.                      For any Parking Facility not divested (and for which no definitive agreement to divest exists) within sixty (60) days of the filing of the Complaint, the United States shall have the right to require the Defendants to propose, within seven (7) days of receiving notice, alternative divestitures sufficient to preserve competition. The United States may in its sole discretion accept or reject the alternative proposal. If the alternative is accepted, the alternative divested facility or facilities shall become a Parking Facility in place of the relevant Schedule A Parking Facility for all purposes under this Final Judgment, and the United States shall inform the Court of the change in a written report. If the proposed alternative is not accepted by the United States the Defendants must propose within five (5) days other alternative divestitures until an alternative acceptable to the United States is identified. The requirements of this paragraph will not apply to any Parking Facility for which divestitures will be accomplished under Paragraph IV.K.

O.                      Defendants shall keep records of all efforts made to preserve and divest each Parking Facility until one year after all the divestitures have been completed.

V. NOTICE OF PROPOSED DIVESTITURES

A.                      Within two (2) business days following execution of a definitive divestiture agreement, contingent upon compliance with the terms of this Final Judgment, to effect, in whole or in part, any proposed divestiture pursuant to Section IV or VI of this Final Judgment, Defendants or the trustee, whichever is then responsible for effecting the divestiture, shall notify the United States of the proposed divestiture. If the trustee is responsible, it shall similarly notify Defendants. The notice shall set forth the details of the proposed divestiture and the name, address, and telephone number of each person not previously identified who offered to, or expressed an interest in or a desire to, acquire any management or leasehold interest in the Parking Facility to be divested, together with full details of same.

B.                      Within fifteen (15) calendar days of receipt by the United States of such notice, the United States may request from Defendants, the proposed Acquirer or Acquirers, any third party, or the trustee, additional information concerning the proposed divestiture and the proposed Acquirer or Acquirers, or any other potential Acquirer. Defendants and the trustee shall furnish any additional information requested within fifteen (15) calendar days of the receipt of the request, unless the parties shall otherwise agree.

C.                      Within thirty (30) calendar days after receipt of the notice, or within twenty (20) calendar days after the United States has been provided the additional information requested from Defendants, the proposed Acquirer or Acquirers, any third party, or the trustee, whichever is later, the United States shall provide written notice to Defendants and the trustee, if there is one, stating whether or not it objects to the proposed divestiture. If the United States provides written notice that it does not object, then the divestiture may be consummated, subject only to Defendants’ limited right to object to the sale under Paragraph VI.C of this Final Judgment. Absent written notice that the United States does not object to the proposed divestiture, or upon objection by the United States, a proposed divestiture under Section IV or Section VI may not be consummated. Upon objection by Defendants under the provision in Paragraph VI.C, a divestiture proposed under Section VI shall not be consummated unless approved by the Court.

VI. APPOINTMENT OF TRUSTEE

A.                      If Defendants have not divested each of the Parking Facilities by the time and in the manner specified in Section IV of this Final Judgment, Defendants shall notify the United States of that fact in writing at the time the period for the relevant divestiture expires, identifying the Parking Facility or Facilities that have not been divested. Upon application of the United States, the Court shall appoint a trustee selected by the United States and approved by the Court to effect the divestiture of any such Parking Facilities, as designated by the United States.

B.                      After the appointment of a trustee becomes effective, only the trustee shall have the right to divest the Parking Facilities for which the divestiture period has expired. The trustee shall have the power and authority to accomplish any and all divestitures of Parking Facilities to an Acquirer or Acquirers acceptable to the United States at such price and on such terms as are then obtainable upon reasonable effort by the trustee, subject to the provisions of Sections IV, V, and VI of this Final Judgment, and shall have such other powers as the Court shall deem appropriate. Subject to Paragraph VI.C of this Final Judgment, the trustee may hire at the cost and expense of the Defendants any investment bankers, attorneys, or other agents reasonably necessary in the judgment of the trustee to assist in the divestitures or terminations, and such professionals and agents shall be accountable solely to the trustee. The trustee shall seek to accomplish the divestitures at the earliest possible time.

C.                      Defendants shall not object to a divestiture by the trustee on any ground other than the trustee’s malfeasance. Any such objections by Defendants must be conveyed in writing to the United States and the trustee within ten (10) calendar days after the trustee has provided the notice required under Section V of this Final Judgment.

D.                      The trustee shall serve at the cost and expense of Defendants, on such terms and conditions as the United States approves. The trustee shall account for all monies derived from the divestiture of each Parking Facility divested by the trustee. The trustee shall also account for all costs and expenses incurred to accomplish the divestitures. After approval by the Court of the trustee’s accounting, including any yet unpaid fees for its services and those of any professionals and agents retained by the trustee, any money remaining shall be paid to Defendants, or if the trustee’s fees and costs exceed the monies derived from the divestitures the Defendants shall pay the difference, and the trust shall then be terminated. The compensation of the trustee and of any professionals and agents retained by the trustee shall be reasonable in light of the value of the divested facility and based on a fee arrangement providing the trustee with an incentive based on the price and terms of the divestiture, and the speed with which it is accomplished, timeliness being paramount.

E.                       Defendants shall use their best efforts to assist the trustee in accomplishing the required divestitures, including best efforts to effect all necessary regulatory approvals, and the consents of any owners or other persons whose consent may be needed for transfer of a Parking Facility Agreement. The trustee and any consultants, accountants, attorneys, and other persons retained by the trustee shall have full and complete access to the personnel, books, records, and facilities of the Parking Facilities to be divested, and Defendants shall develop financial or other information relevant to the businesses to be divested customarily provided in a due diligence process as the trustee may reasonably request, subject to customary confidentiality assurances. Defendants shall take no action to interfere with or impede the trustee’s accomplishment of the divestitures.

F.                        After its appointment, the trustee shall file monthly reports with the parties and the Court setting forth the trustee’s efforts to accomplish the divestitures ordered under this Final Judgment; provided, however, that to the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. Such reports shall include the name, address, and telephone number of each person who, during the preceding month, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Parking Facilities to be divested, and shall describe in detail each contact with any such person during that period. The trustee shall maintain full records of all efforts made to divest the Parking Facilities.

G.                      If the trustee has not accomplished any divestiture with which it is charged within six months after it has been authorized to divest the relevant Parking Facility, the trustee thereupon shall promptly file with the Court a report setting forth (1) the trustee’s efforts to accomplish the required divestitures, (2) the reasons, in the trustee’s judgment, why the required divestitures have not been accomplished, and (3) the trustee’s recommendations; provided, however, that to the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. The trustee shall at the same time furnish such report to the parties, who shall each have the right to make additional recommendations consistent with the purpose of the trust. The Court shall enter thereafter such orders as it shall deem appropriate in order to carry out the purpose of the Final Judgment which may, if necessary, include extending the trust and the term of the trustee’s appointment by a period requested by the United States.

VII. ASSET PRESERVATION

A.                      Until the divestitures required by this Final Judgment have been accomplished, Defendants shall take all steps necessary to comply with the Asset Preservation Stipulation and Order entered by this Court. Defendants shall take no action that would jeopardize the divestitures ordered by this Court.

VIII. COMPLIANCE INSPECTION

A.                      For purposes of determining or securing compliance with the Final Judgment, or of determining whether the Final Judgment should be modified or vacated, and subject to any legally recognized privilege, from time to time authorized representatives of the United States Department of Justice Antitrust Division (“Antitrust Division”), including consultants and other persons retained by the United States, shall, upon written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, and on reasonable notice to Defendants, be permitted:

1.                        access during Defendants’ office hours to inspect and copy, or, at the option of the United States, to require Defendants to provide hard copy or electronic copies of, all books, ledgers, accounts, records, data and documents in the possession, custody or control of Defendants, relating to any matters contained in this Final Judgment; and

2.                        to interview, either informally or on the record, Defendants’ officers, employees, or agents, who may have their individual counsel present, regarding such matters. The interviews shall be subject to the reasonable convenience of the interviewee and without restraint or interference by Defendants.

B.                      Upon the written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, Defendants shall submit such written reports or respond to written interrogatories, under oath if requested, with respect to any of the matters contained in this Final Judgment as may be requested.

C.                      No information or documents obtained by the means provided in Paragraphs IV.L or Section VIII of this Final Judgment shall be divulged by a representative of the United States to any person other than an authorized representative of the Executive Branch of the United

States, except in the course of legal proceedings to which the United States is a party (including grand jury proceedings), or for the purpose of securing compliance with this Final Judgment, or as otherwise required by law.

D.                      If at the time information or documents are furnished by Defendants to the United States, Defendants represent and identify in writing the material in any such information or documents to which a claim of protection may be asserted under Rule 26(c)(1)(G) of the Federal Rules of Civil Procedure, and Defendants mark each pertinent page of such material, “Subject to claim of protection under Rule 26(c)(1)(G) of the Federal Rules of Civil Procedure,” then the United States shall give Defendants ten (10) calendar days notice prior to divulging such material in any legal proceeding (other than a grand jury proceeding).

IX. RETENTION OF JURISDICTION

This Court retains jurisdiction to enable any party to this Final Judgment to apply to this Court at any time for such further orders and directions as may be necessary or appropriate to construe or carry out this Final Judgment, to modify any of its provisions, to enforce compliance, and to punish violations of its provisions.

X. FINANCING

Defendants shall not finance all or any part of any divestiture made pursuant to Sections IV or VI of this Final Judgment.

XI. EXPIRATION OF FINAL JUDGMENT

Unless this Court grants an extension, this Final Judgment shall expire ten (10) years from the date of its entry.

XII. PUBLIC INTEREST

Entry of this Final Judgment is in the public interest. The parties have complied with the requirements of the Antitrust Procedures and Penalties Act, 15 U.S.C. § 16, including making copies available to the public of this Final Judgment, the Competitive Impact Statement, and any comments thereon and the United States’s responses to comments. Based upon the record before the Court, which includes the Competitive Impact Statement and any comments and response to comments filed with the Court, entry of this Final Judgment is in the public interest.

Dated	.

Court approval subject to procedures of Antitrust Procedures and Penalties Act, 15 U.S.C. § 16.

United States District Judge

SCHEDULE A

City	Facility
Atlanta, GA	Central Facility CP6 at 3390 Peachtree Rd. NE

Baltimore, MD	Standard Facility SP5 at 400-404 Park Ave.

Bellevue, WA	Standard Facility SP7 at 600 106th Ave. NE
Standard Facility SP8 at NE 8th St. & 106th Ave. NE

Boston, MA	Central Facility CP38 at 377 Commercial St.
Standard Facility SP2 at 660 Washington St.

Bronx, NY	Central Facility CP4 at 70 East 162nd St.

Charlotte, NC	Central Facility CP2 at 207 South Church
Central Facility CP5 at East West University, 501 E. Trade St.
Central Facility CP8 at Gateway Village Garage, 800 West Trade St.
Central Facility CP17 at 121 West Trade St.

Chicago, IL	Central Facility CP12 at 172 W Madison St.
Central Facility CP14 at 540 N State St.
Central Facility CP15 at 333 N Dearborn St.
Central Facility CP27 at 816 N Clark St.
Central Facility CP28 at 938 W North Ave.
Central Facility CP29 at 1547 N Kingsbury St.
Standard Facility SP13 at 1101 S State St.
Standard Facility SP22 at 8 E 9th St.
Standard Facility SP73 at 640 W Washington St.
Standard Facility SP151 at 3134 N Clark St.

Cleveland, OH	Central Facility CP1 at 708 St Clair Ave
Central Facility CP4 at 1801 East 12th St.
Central Facility CP5 at 750 Vincent Ave

Columbus, OH	Central Facility CP2 at 55 E Long St.
Central Facility CP5 at 21 E State St.
Central Facility CP8 at 45 E Spring St.
Central Facility CP13 at 107 S High St.

Dallas, TX	Central Facility CP15 at 400 N. Akard St.
Central Facility CP18 at 811-817 Elm St.
Standard Facility SP4 at 300 N Akard St.

Denver, CO	Central Facility CP4 at 1207 Cherokee St.
Central Facility CP10 at 1131 Lincoln St.
Central Facility CP13 at 1745 Sherman St.
Central Facility CP14 at 1550 Welton St.
Central Facility CP30 at 1735 Stout St.
Central Facility CP49 at El Jebel, 1750 Sherman St.
Central Facility CP58 at 1530 Cleveland Pl.
Standard Facility SP14 at 1221 Sherman St.
Standard Facility SP19 at 1820 California St.
Standard Facility SP22 at 1515 Arapahoe St.
Standard Facility SP25 at 1999 Broadway
Standard Facility SP29 at 621 17th St.
Standard Facility SP32 at 1899 Wynkoop St.
Standard Facility SP33 at 1825 Welton St.
Standard Facility SP36 at 1543 Wazee St.
Standard Facility SP39 at 1999 Broadway

Fort Myers, FL	Central Facility CP1 at 1530 Heitman St.

Fort Worth, TX	Central Facility CP4 at 110 W 7th St.
Central Facility CP6 at 910 Houston St.
Central Facility CP7 at 1011 Calhoun St.
Central Facility CP9 at 1123 Calhoun St.
Central Facility CP22 at 315 E 9th St.
Central Facility CP23 at 921 Calhoun St.
Central Facility CP24 at 1105 Calhoun St.
Central Facility CP25 at 1115 Calhoun St.
Central Facility CP26 at 1024 Monroe St.

Hoboken, NJ	Central Facility CP7 at 50 Bloomfield St.

Houston, TX	Central Facility CP17 at 1001 McKinney St.
Central Facility CP38 at 1300 Leeland Ave.
Central Facility CP81 at 1111 Main St.
Standard Facility SP26 at 611 Clay St.

Kansas City, MO	Central Facility CP13 at 1100 Main St.
Central Facility CP15 at 117 W 9th St.
Central Facility CP30 at 920 Main St.
Standard Facility SP4 at 2300 Main St.
Standard Facility SP54 at 1221 Charlotte St.
Standard Facility SP56 at 1600 Baltimore Ave.

Los Angeles, CA	Central Facility CP7 at 707 Wilshire Blvd.
Central Facility CP22 at 936 Maple Ave.
Central Facility CP27 at 905 Maple Ave.
Central Facility CP33 at 1019 S Broadway
Standard Facility SP5 at 7920 W Sunset Blvd.
Standard Facility SP12 at 5757 Wilshire Blvd.

Miami, FL (including Coral Gables, FL)	Central Facility CP22 at 800 Brickell Ave.
Standard Facility SP28 at 2 Alhambra Plaza
Standard Facility SP30 at 2 Alhambra Plaza

Milwaukee, WI	Standard Facility SP6 at 1000 N Water St.
Standard Facility SP7 at 724 N 2nd St.
Standard Facility SP8 at 324 W Highland Ave.

OR

Central Facility C1 at 100 East Garage
Central Facility C9 at 1128 N 6th Street
Central Facility C13 at 1030 N 6th Street
Central Facility C22 at 330 E Kilbourn

Minneapolis, MN	Central Facility CP7 at 80 South 8th St.
Central Facility CP11 at 425 Park Ave.
Central Facility CP12 at 400 South 3rd St.
Central Facility CP15 at 600 Hennepin Ave.
Central Facility CP18 at 102-120 First St. North

Nashville, TN	Standard Facility SP1 at 158 4th Ave. N

New Orleans, LA	Central Facility CP2 at 400 Elysian Fields Ave.
Central Facility CP8 at 1515 Poydras St.
Central Facility CP10 at 1555 Poydras St.
Central Facility CP14 at 222 Loyola Ave.
Central Facility CP16 at 1600 Cleveland Ave.

Newark, NJ	Standard Facility SP1 at 42 Mulberry St.
Standard Facility SP2 at 42 Mulberry St.

Philadelphia, PA	Central Facility CP11 at 1717 Arch St.
Central Facility CP13 at 1616 Sansom St.
Central Facility CP18 at 1815 John F Kennedy Blvd.
Central Facility CP23 at 1900 John F Kennedy Blvd.

Phoenix, AR	Central Facility CP12 at 3300 N Central Ave.

Rego Park, NY	Standard Facility SP4 at Rego Center I & II, 96-05 Queens Blvd.
Standard Facility SP5 at Rego Center I & II, 95-05 Queens Blvd.

Richmond, VA	Central Facility CP4 at 100 E Marshall St.
Central Facility CP6 at S 4th St & E Main St.
Central Facility CP9 at N 8th St & E Marshall St.
Standard Facility SP9 at 1531 E Cary St.

Sacramento, CA	Central Facility CP13 at RAS, 3161 L St.

Tampa, FL	Central Facility CP13 at Hyatt Regency Tampa, Two Tampa City Center
Central Facility CP14 at 400 N Ashley Dr.